VITESSE ENERGY, INC. ANNOUNCES FULL YEAR 2022 FINANCIAL AND OPERATING RESULTS AND DECLARES INITIAL QUARTERLY CASH DIVIDEND

CENTENNIAL, Colo. – February 13, 2023 – Vitesse Energy, Inc. (NYSE: VTS) (“we,” “our,” “Vitesse,” or “the Company”) today announced the Company’s 2022 results and declared a quarterly cash dividend.

Unless otherwise stated herein, the financial and operating results presented in this press release are that of Vitesse Energy, LLC (“Vitesse Energy”), Vitesse’s predecessor, for the years ended December 31, 2022 and 2021 and do not include the results of operations of Vitesse Oil, LLC (“VO”), which was acquired on January 13, 2023. On November 30, 2022, Vitesse Energy changed its fiscal year end for 2022 to December 31 from November 30. Financial and operating results have been recast for the year ended December 31, 2021. See “Historical Financial Information” included elsewhere in this release.
HIGHLIGHTS

•Completed spin-off from Jefferies Financial Group Inc. (the “Spin-Off”) and closed the acquisition of VO on January 13, 2023

•Declared a quarterly cash dividend of $0.50 per common share to be paid in the first quarter of 2023

•2022 net income of $118.9 million, an increase of 682% over 2021

•2022 production of 10,376 barrels of oil equivalent (“Boe”) per day (68% oil), an increase of 4% from 2021

•2022 Adjusted EBITDA(1) of $167.6 million, an increase of 58% over 2021

•Net Debt to Adjusted EBITDA ratio(1) of 0.23, a decrease from 0.59 for 2021

•2022 cash flow from operations of $147.0 million and 2022 Free Cash Flow(1) of $100.0 million

•Approved a $60 million share repurchase program

(1) Non-GAAP financial measure; see reconciliation schedules at the end of this release
MANAGEMENT COMMENTS

Bob Gerrity, Vitesse’s Chairman and Chief Executive Officer commented, “As an independent, publicly traded company we will continue to focus on returning capital to stockholders through our non-operated financial ownership in producing oil and gas wells and the conversion of our deep inventory of highly economic undeveloped drilling locations.”

STOCKHOLDER RETURNS

Vitesse’s Board of Directors declared a quarterly cash dividend for Vitesse’s common stock of $0.50 per share for stockholders of record as of March 15, 2023, which will be paid on March 31, 2023. Subject to board approval and applicable law, Vitesse currently intends to pay quarterly dividends of $0.50 per share.

In addition, Vitesse’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $60 million of the Company’s common stock. As the Company continues to focus on its goal of maximizing total shareholder return, the Board of Directors along with the management team believe that a share repurchase program is complementary to the dividend and is a tax efficient means to further improve shareholder return.

Under the stock repurchase program, Vitesse may repurchase shares of its common stock from time to time in open market transactions or such other means as will comply with applicable rules, regulations and contractual limitations. The Board of Directors may limit or terminate the stock repurchase program at any time without prior notice. The extent to which the Company repurchases its shares of common stock, and the timing of such repurchases, will depend upon market conditions and other considerations as may be considered in the Company’s sole discretion.

FINANCIAL AND OPERATING RESULTS

Total revenue for 2022 was $300.1 million, an increase of 55% over 2021. Net income was $118.9 million during 2022, an increase of 682% over 2021. Adjusted EBITDA for 2022 was $167.6 million, an increase of 58% over 2021. See “Non-GAAP Financial Measures” below.

Oil and gas production during 2022 averaged 10,376 Boe per day, an increase of 4% from 2021. Oil represented 68% of production and 81% of total revenue in 2022.

During 2022, Vitesse’s realized oil and natural gas prices before hedging were $94.16 per Bbl and $7.92 per Mcf, respectively. Vitesse hedges a portion of its oil and natural gas production to reduce commodity price volatility on its financial results. In 2022, the Company’s realized oil price with hedging was only $76.09 per Bbl and its realized natural gas price was $7.84 per Mcf.

Production expenses in 2022, including gathering and transportation, were $49.3 million, or $13.02 per Boe, an increase of 6% on a per unit basis compared to 2021. The higher production expense was primarily related to increased workover activity and inflationary pressure on service costs.

General and administrative (“G&A”) costs for 2022 totaled $19.8 million, or $5.24 per Boe, which included $7.9 million of costs related to the Spin-Off. Excluding these costs related to the Spin-Off, G&A would have been $3.15 per Boe, an increase of 6% on a per unit basis compared to 2021.

RESERVES

Total proved reserves at December 31, 2022 increased 3% from 2021 to 43.8 million Boe (62% proved developed) with a Standardized Measure and PV-10 value of $1.18 billion (67% proved developed) at oil and natural gas prices determined in accordance with the SEC’s rules regarding reserve reporting currently in effect, including the use of an average price equal to the 12-month unweighted arithmetic average of the first day of the month prices for each of the preceding 12 months as adjusted for location and quality differentials, unless prices are defined by contractual arrangements, excluding escalations based on future conditions (“SEC Pricing”). The Standardized Measure and PV-10 value were equivalent as future income taxes for Vitesse as of December 31, 2022 were zero due to Vitesse Energy’s tax status as a pass-through entity.

	SEC PRICING PROVED RESERVES (1)
	RESERVES VOLUMES				PV-10 (3)
RESERVE CATEGORY	OIL (MBbls)	NATURAL GAS (MMcf)	TOTAL (MBoe) (2)	%	AMOUNT (in thousands)	%
PDP Properties	17,149	58,778	26,945	62%	$786,959	67%
PDNP Properties	141	119	161	—%	6,577	—%
PUD Properties	13,155	21,217	16,691	38%	386,448	33%
Total	30,445	80,114	43,797	100%	$1,179,984	100%

(1)Oil and natural gas reserve quantities and related discounted future net cash flows are valued as of December 31, 2022 based on average prices of $94.14 per barrel of oil and $6.36 per MMBtu of natural gas. Under SEC guidelines, these prices represent the average prices per barrel of oil and per MMBtu of natural gas at the beginning of each month in the twelve-month period prior to the end of the reporting period.
(2)MBoe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6 Mcf of natural gas.
(3)PV-10 is a non-GAAP financial measure that does not include the effects of income taxes on future net revenues, and are not intended to represent fair market value of our oil and natural gas properties. For a definition of and reconciliation of PV-10 to its nearest GAAP financial measure, see the reconciliation schedules at the end of this release.

Vitesse’s PV-10 and proved reserves at year-end 2022 do not include the recently closed VO acquisition, which had a year-end PV-10 value of $65.6 million at SEC Pricing and proved reserves of 2.1 million Boe. Vitesse’s year-end 2022 pro forma PV-10 and proved reserves, giving effect to the acquisition of VO, were $1.25 billion and 45.9 million Boe, respectively. The reserves are calculated under SEC guidelines relating to both commodity price assumptions and a maximum five-year drill schedule. The SEC Pricing used as of December 31, 2022 was $94.14 per barrel of oil and $6.36 per MMBtu of natural gas. See “Non-GAAP Financial Measures” below regarding PV-10 value.

LIQUIDITY AND CAPITAL EXPENDITURES

As of December 31, 2022, Vitesse had $10.0 million in cash and $48.0 million of borrowings outstanding on its revolving credit facility. Vitesse had total liquidity of $132 million as of December 31, 2022, consisting of cash and committed borrowing availability under the revolving credit facility.

Upon completion of the Spin-Off, Vitesse entered into a new revolving credit facility, which amended and restated the Vitesse Energy’s prior credit facility. Borrowings under the new revolving credit facility were $53.0 million as of the completion of the Spin-Off. While the new revolving credit facility has elected commitments of $170 million, the borrowing base is $265 million.

During 2022, Vitesse spent $56.0 million on development capital expenditures and $28.5 million on acquisitions of oil and gas properties.

2023 ANNUAL GUIDANCE

Vitesse anticipates production on a two-stream basis to be in the range of 10,800-11,800 Boe per day in 2023, an increase of approximately 9% at the midpoint from 2022 levels. Vitesse expects total capital spending in the range of $60 - $80 million for 2023.

2023 Guidance
Annual Production (Boe per day)	10,800 - 11,800
Oil as a Percentage of Annual Production	66% - 70%
Total Capital Expenditures ($ in millions)	$60 -$80
Note: For the quarter ended March 31, 2023, Vitesse will incur a charge of approximately $28 million related to non-cash Stock-based compensation in connection with the Spin-Off.

FULL YEAR 2022 RESULTS
The following table sets forth selected financial and operating data for the periods indicated.

	YEAR ENDED DECEMBER 31,		INCREASE (DECREASE)
($ in thousands, except per unit data)	2022	2021	AMOUNT	PERCENT
Financial and Operating Results:
Revenue
Oil	$242,467	$158,400	$84,067	53%
Natural gas	57,603	35,046	22,557	64%
Total revenue	$300,070	$193,446	$106,624	55%
Operating Expenses
Production	$49,313	$44,561	$4,752	11%
Production taxes	24,092	15,012	9,080	60%
General and administrative	19,833	10,738	9,095	85%
Depletion, depreciation, amortization, and accretion	63,732	60,883	2,849	5%
Unit-based compensation	(10,766)	4,037	(14,803)	*nm
Interest Expense	$4,153	$3,125	$1,028	33%
Commodity Derivative Gain (Loss)	$(30,830)	$(39,891)	$9,061	(23)%
Production Data:
Oil (MBbls)	2,575	2,447	128	5%
Natural gas (MMcf)	7,274	7,084	190	3%
Combined volumes (MBoe)	3,787	3,627	160	4%
Daily combined volumes (Boe/d)	10,376	9,937	439	4%
Average Realized Prices before Hedging:
Oil (per Bbl)	$94.16	$64.74	$29.42	45%
Natural gas (per Mcf)	7.92	4.95	2.97	60%
Combined (per Boe)	79.24	53.33	25.91	49%
Average Realized Prices with Hedging:
Oil (per Bbl)	$76.09	$58.16	$17.93	31%
Natural gas (per Mcf)	7.84	4.83	3.01	62%
Combined (per Boe)	66.79	48.67	18.12	37%
Average Costs (per Boe):
Production	$13.02	$12.29	$0.73	6%
Production taxes	6.36	4.14	2.22	54%
General and administrative	5.24	2.96	2.28	77%
Depletion, depreciation, amortization, and accretion	16.83	16.79	0.04	—%

COMMODITY HEDGING

Vitesse hedges a portion of its expected annual oil production volumes to increase the predictability and certainty of its cash flow and to help maintain a strong financial position. The following table summarizes Vitesse’s open oil commodity derivative swap contracts scheduled to settle after December 31, 2022.

SETTLEMENT PERIOD	OIL (barrels)	WEIGHTED AVERAGE PRICE $
Swaps-Crude Oil
2023:
Q1	345,000	$78.28
Q2	345,000	$78.28
Q3	345,000	$78.28
Q4	305,000	$77.66
2024:
Q1	180,000	$75.97
Q2	180,000	$75.97
Q3	180,000	$75.97
Q4	120,000	$75.97

The following table presents Vitesse’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented:

	YEAR END DECEMBER 31,
	2022	2021
	(in thousands)
Realized gain (loss) on commodity derivatives	$(47,124)	$(16,914)
Unrealized gain (loss) on commodity derivatives	16,294	(22,977)
Total commodity derivative gain (loss)	$(30,830)	$(39,891)

2022 EARNINGS RELEASE CONFERENCE CALL

In conjunction with Vitesse’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Tuesday, February 14, 2023 at 9:00 a.m. Eastern Standard Time.

An updated corporate slide presentation that may be referenced on the conference call will be posted prior to the conference call on Vitesse’s website, www.vitesse-vts.com, in the “Investor Relations” section of the site, under “News & Events,” sub-tab “Presentations.” Certain slides in the presentation will include the financial and operating results of VO, which was acquired on January 13, 2023.

Those wishing to listen to the conference call may do so via the Company’s website or by phone as follows:

Website: https://event.choruscall.com/mediaframe/webcast.html?webcastid=CVEVzRZD

Dial-In Number: 877-407-0778 (US/Canada) and 201-689-8565 (International)

Conference ID: 13736198 - 2022 Earnings Call

Replay Dial-In Number: 877-660-6853 (US/Canada) 201-612-7415 (International)

Replay Access Code: 13736198 - Replay will be available through February 21, 2023

ABOUT VITESSE ENERGY, INC.

Vitesse Energy, Inc. is focused on returning capital to stockholders through owning financial interests as a non-operator in oil and gas wells drilled by leading US operators.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding Vitesse’s financial position, operating and financial performance, development pace and drilling inventory, business strategy, dividend plans and practices, guidance, Vitesse’s share repurchase program, plans and objectives of management for future operations, and industry conditions are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Vitesse’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in oil and natural gas prices; the pace of drilling and completions activity on Vitesse’s properties; Vitesse’s ability to acquire additional development opportunities; potential acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on Vitesse’s cash position and levels of indebtedness; changes in Vitesse’s reserves estimates or the value thereof; disruptions to Vitesse’s business due to acquisitions and other significant transactions; infrastructure constraints and related factors affecting Vitesse’s properties; cost inflation or supply chain disruption; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the COVID-19 pandemic and its related economic repercussions and effect on the oil and natural gas industry; the impact of general economic or industry conditions, nationally and/or in the communities in which Vitesse conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; Vitesse’s ability to raise or access capital; cyber-related risks; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war (including the armed conflict in Ukraine) or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Vitesse’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of Vitesse’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause Vitesse’s actual results to differ from those set forth in the forward looking statements.

Vitesse has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Vitesse’s control. Vitesse does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

HISTORICAL FINANCIAL INFORMATION

As discussed above, Vitesse Energy is the “predecessor” of Vitesse for financial reporting purposes. As a result, unless otherwise indicated, the historical financial and operating data presented in this release are those of Vitesse Energy and do not include the results of operations of VO, which was acquired on January 13, 2023. On November 30, 2022, the board of managers of Vitesse Energy approved a change in fiscal year end from November 30 to December 31. As a result, Vitesse Energy’s 2022 fiscal year end began on January 1, 2022 and ended December 31, 2022 and there was a transition period from December 1, 2021 to December 31, 2021. The historical information has been presented for informational purposes only and is not necessarily indicative of Vitesse’s future financial position or results of operations.
VITESSE ENERGY, LLC
Consolidated Statements of Operations

	FOR THE YEAR ENDED DECEMBER 31,	FOR THE MONTH ENDED DECEMBER 31,	FOR THE YEARS ENDED NOVEMBER 30,
(In thousands, except per share data)	2022	2021	2021	2020
Revenue
Oil	$242,467	$15,241	$151,838	$91,542
Natural gas	57,603	2,747	33,340	5,688
Total revenue	300,070	17,988	185,178	97,230
Operating Expenses
Production expense	49,313	3,794	43,910	41,731
Production taxes	24,092	1,340	14,535	9,173
General and administrative	19,833	950	10,581	9,196
Depletion, deprecation, amortization, and accretion	63,732	5,417	60,846	58,307
Impairment of proved oil and gas properties	—	—	—	13,200
Unit-based compensation	(10,766)	2,628	1,409	(544)
Total operating expenses	146,204	14,129	131,281	131,063
Operating Income (Loss)	153,866	3,859	53,897	(33,833)
Other (Expense) Income
Commodity derivative (loss) gain, net	(30,830)	(10,982)	(32,590)	29,633
Interest expense	(4,153)	(237)	(3,207)	(4,679)
Other income	20	1	14	22
Total other (expense) income	(34,963)	(11,218)	(35,783)	24,976
Net Income (Loss)	$118,903	$(7,359)	$18,114	$(8,857)
Net income (loss) per common unit-basic and diluted	$0.26	$(0.02)	$0.04	$(0.02)

VITESSE ENERGY, LLC
Consolidated Balance Sheets

	DECEMBER 31,		NOVEMBER 30,
(in thousands except units)	2022	2021	2021

Assets
Current Assets
Cash	$10,007	$5,356	$2,801
Revenue receivable	41,393	30,629	31,959
Commodity derivatives	2,112	—	1,513
Prepaid expenses and other current assets	841	138	148
Total current assets	54,353	36,123	36,421
Oil and Gas Properties-Using the successful efforts method of accounting
Proved oil and gas properties	985,751	893,920	890,788
Less accumulated DD&A and impairment	(382,974)	(319,675)	(314,292)
Total oil and gas properties	602,777	574,245	576,496
Other Property and Equipment—Net	114	215	223
Other Assets
Commodity derivatives	1,155	—	—
Other noncurrent assets	2,085	943	988
Total other assets	3,240	943	988
Total assets	$660,484	$611,526	$614,128
Liabilities, Redeemable Units, and Members' Equity
Current Liabilities
Accounts payable	$7,207	$7,940	$4,593
Accrued liabilities	25,849	15,610	18,617
Commodity derivatives	3,439	16,466	8,672
Other current liabilities	184	316	318
Total current liabilities	36,679	40,332	32,200
Long-term Liabilities
Revolving credit facility	48,000	68,000	68,000
Unit-based compensation	—	10,980	8,352
Asset retirement obligations	6,823	6,156	6,132
Other noncurrent liabilities	—	194	221
Total liabilities	91,502	125,662	114,905
Commitments and contingencies
Redeemable Management Incentive Units	4,559	5,790	4,831
Members' Equity-common units-450,000,000 units outstanding	564,423	480,074	494,392
Total liabilities, redeemable units, and members' equity	$660,484	$611,526	$614,128

NON-GAAP FINANCIAL MEASURES

Net Debt is calculated by deducting cash on hand from the amount outstanding on our revolving credit facility as of the balance sheet or measurement date.

Adjusted EBITDA is defined as net income before expenses for interest, income taxes, depletion, depreciation, amortization and accretion, and excludes non-cash gains and losses on unsettled derivative instruments and non-cash unit-based compensation in addition to certain items we consider non-routine in nature, including non-cash oil and natural gas property impairments and material general and administrative costs related to the Spin-Off.

Vitesse defines Free Cash Flow as cash flow from operations, adding back changes in operating assets and liabilities, less development of oil and gas properties. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

“PV-10” is the present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% to estimate the present value of proved oil and natural gas reserves. PV-10 is a non-GAAP financial measure and is derived from the Standardized Measure, which is the most directly comparable GAAP measure for proved reserves calculated using SEC Pricing. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes discounted at 10 percent. A reconciliation of PV-10 to the Standardized Measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of financial performance. Specifically, management believes the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain items that management believes are not indicative of Vitesse’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Vitesse’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

	FOR THE YEAR ENDED DECEMBER 31,	FOR THE YEAR ENDED DECEMBER 31,
(in thousands except for ratio)	2022	2021
Revolving credit facility	$48,000	$68,000
Cash	10,007	5,356
Net Debt	$37,993	$62,644
Net income (loss)	$118,903	$15,213
Interest expense	4,153	3,125
Income taxes	—	—
Depletion, depreciation, amortization, and accretion	63,732	60,883
EBITDA	$186,788	$79,221
Unit based compensation	(10,766)	4,037
Unrealized loss (gain) on derivatives	(16,294)	22,977
Adjusted for non-routine items(1)	7,898	—
Adjusted EBITDA	$167,626	$106,235
Net Debt to Adjusted EBITDA ratio	0.23	0.59

(1) Our Adjusted EBITDA calculation excludes certain items we consider non-routine and non-recurring. During the year ended December 31, 2022, adjustments for non-routine items were composed of $7.9 million of costs related to the Spin-Off.

YEAR END DECEMBER 31,
2022
(in thousands)
Net cash provided by operating activities	$147,041
Add back: changes in operating assets and liabilities	9,006
Cash flow from operations before changes in operating assets and liabilities	156,047
Less: development of oil and gas properties	(56,024)
Free Cash Flow	$100,023

RECONCILIATION OF PV-10

The following table reconciles the PV-10 value of our proved reserves as of December 31, 2022 to the Standardized Measure.

	YEAR END DECEMBER 31,
	2022(1)
	(in thousands)
	Vitesse Energy, LLC	Vitesse Oil, LLC
Standardized Measure	$1,179,984	$65,626
Federal Income Taxes, Discounted at 10%(2)	—	—
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV-10)(3)	$1,179,984	$65,626

(1) Discounted future net cash flows are valued as of December 31, 2022 based on average prices of $94.14 per barrel of oil and $6.36 per MMBtu of natural gas. Under SEC guidelines, these prices represent the unweighted average prices per barrel of oil and per MMBtu of natural gas at the beginning of each month in the twelve-month period prior to the end of the reporting period.
(2) Future income taxes for Vitesse as of December 31, 2022 were zero due to Vitesse Energy's tax status as a pass-through entity.
(3) Vitesse’s PV-10 has historically been computed on the same basis as our Standardized Measure because it did not include a provision for future income taxes. Our calculation of PV-10 for annual periods following the Spin-Off will be adjusted upward for estimated future income tax expense, computed by applying the then applicable year end statutory tax rates to future pretax net cash flows, less the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

INVESTOR AND MEDIA CONTACT
Ben Messier, CFA
Director – Investor Relations
(720) 532-8232
benmessier@vitesse-vts.com